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                                                                    EXHIBIT 99.3

                [SEQUOIA MORTGAGE FUNDING CORPORATION LETTERHEAD]

                                 March 31, 2001

Ambac Assurance Corporation
One State Street Plaza
New York, NY  10004

Attn: Structured Finance-Mortgage Backed Securities

               RE: Sequoia Mortgage Trust 4; Mortgage Loan Asset Backed Pass-Through Certificates, Class A;
                      Annual Statement as to Compliance by the Seller

Ladies and Gentlemen:

        Pursuant to Section 2.04(d) of the Insurance and Indemnity Agreement with respect to the above-referenced offering, the undersigned officer of Sequoia Mortgage Funding Corporation (as "Seller") hereby certifies as to the following:

        1. a review of the activities of the Seller and its performance under the Operative Documents during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

        2. to the best knowledge of the undersigned officer, based on such review, the Seller has fulfilled all of its material obligations under the Operative Documents throughout the applicable period, and there has been no known default in the fulfillment of the Seller's material obligations throughout such period.

                                      Very truly yours

                                      SEQUOIA MORTGAGE
                                      FUNDING CORPORATION
                                      as Seller

                                      By: /s/ Harold F. Zagunis
                                      ----------------------------------
                                      Name:  Harold F. Zagunis
                                      Title: Chief Financial Officer, Treasurer
                                             and Secretary

PP:sks